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                                                                  EXHIBIT (9)(d)

                     TRANSFER AGENCY AND SERVICE AGREEMENT
                        (Diversified Real Estate Fund)


State Street Bank and Trust Company
1776 Heritage Drive
North Quincy, MA  02171



Gentlemen:

          Pursuant to Article 10, Paragraph 10.01, of the Transfer Agency and Service Agreement dated November 1, 1992 that you and we have entered into, we are writing to request that you render transfer agency services under the terms of said agreement with respect to the Diversified Real Estate Fund, an additional portfolio which we are establishing. Your compensation for the services provided under said agreement for said additional portfolio shall be determined in accordance with the Fee Schedules attached to said agreement. Please execute a copy of this letter where indicated to signify your agreement to provide said services.


                                       Sincerely,

Dated: _____ __, 1997                  M.S.D. & T. FUNDS, INC.


                                       By:____________________

                                       Title:_________________


ACKNOWLEDGED AND AGREED:

STATE STREET BANK AND TRUST COMPANY


By:  _________________                 Dated:  _______ __, 1997

Title:  ______________